Exhibit 99.1

Investor Relations Contact:
Isabell Novakov
214-252-4029
inovakov@plainscapital.com

Hilltop Holdings Inc. Announces Financial Results for First Quarter 2015

DALLAS — (BUSINESS WIRE) April 30, 2015 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”) today announced financial results for the first quarter 2015. Hilltop produced income to common stockholders of $113.4 million, or $1.13 per diluted share, for the first quarter of 2015, compared to $23.8 million, or $0.26 per diluted share, for the first quarter of 2014. Hilltop’s annualized return on average assets and return on average equity for the first quarter of 2015 were 3.72% and 27.27%, respectively. The return on average assets and return on average equity for the first quarter of 2014 were 1.14% and 7.65%, respectively.

Jeremy Ford, CEO of Hilltop, said “We are excited to report strong results for the first quarter of 2015, which reflects purchase accounting related to the SWS acquisition, as well as favorable operating earnings from our subsidiaries. PlainsCapital Bank generated loan growth in its key markets, PrimeLending increased its mortgage originations year-over-year by 51%, and National Lloyds achieved an 82% combined ratio.”

Mr. Ford continued, “With the completion of our acquisition of SWS, this marks the initial quarter to include the operations of SWS in our consolidated results. The leadership team and employees of First Southwest and Southwest Securities have worked diligently and continue to make significant progress towards a full integration.”

Mr. Ford concluded, “Since 2011, Hilltop has grown from $925 million to $12.6 billion in assets through three key acquisitions as well as prudent organic growth. We continue to evaluate M&A opportunities to build our core banking franchise in Texas and remain focused on delivering profitable long-term results.”

First Quarter 2015 Highlights for Hilltop:

•                  On January 1, 2015, Hilltop completed its acquisition of SWS;

•                  Hilltop’s total assets increased to $12.6 billion at March 31, 2015, compared to $9.2 billion at December 31, 2014;

•                  Total stockholders’ equity increased by $321.1 million from December 31, 2014 to $1.8 billion at March 31, 2015;

•                  Non-covered loans(1) held for investment, net of allowance for loan losses, increased by 23.5% to $4.8 billion, and covered loans(1), net of allowance for loan losses, decreased by 13.7% to $550.6 million from December 31, 2014 to March 31, 2015;

•                  Loans held for sale decreased by 7.2% to $1.2 billion, from December 31, 2014 to March 31, 2015;

•                  Total deposits increased by $759.4 million from December 31, 2014 to $7.1 billion at March 31, 2015;

•                  Hilltop was well-capitalized with a Tier 1 Leverage Ratio(2) of 12.68% and Total Capital Ratio of 20.82% at March 31, 2015; and

•                  Hilltop continues to retain approximately $58.9 million of freely usable cash, as well as excess capital at our subsidiaries, at March 31, 2015.

(1)  “Covered loans” refers to loans acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC, while all other loans are referred to as “non-covered loans.”

(2)  Based on the end of period Tier 1 capital divided by total average assets during the first quarter of 2015, excluding goodwill and intangible assets.

For the first quarter of 2015, consolidated taxable equivalent net interest income was $94.2 million compared with $86.0 million in the first quarter of 2014, a 9.5% increase, primarily due to the inclusion of operations acquired in the SWS Merger within our broker-dealer segment. The consolidated taxable equivalent net interest margin was 3.53% for the first quarter of 2015, a 109 basis point decrease from 4.62% in the first quarter of 2014, impacted by the securities lending business acquired in the SWS Merger. During the first quarter of 2015, the consolidated taxable equivalent net interest margin was 69 basis points greater due to purchase accounting and driven mainly by accretion of discount on loans of $17.0 million, offset by amortization of premium on acquired securities of $0.9 million.

For the first quarter of 2015, noninterest income was $354.4 million compared to $170.1 million in the first quarter of 2014, a 108.3% increase. The year-over-year change included the recognition of a preliminary bargain purchase gain related to the SWS Merger of $82.8 million during the quarter ended March 31, 2015. Net gains from sale of loans, other mortgage production income and mortgage loan origination fees increased $43.7 million from the first quarter of 2014 to $135.1 million in the first quarter of 2015. The increase was primarily driven by a decline in mortgage interest rates during the last three quarters of 2014 that continued into 2015. Refinancing volume increased to $1.1 billion during the three months ended March 31, 2015 from $397.4 million during the three months ended March 31, 2014 (representing 40.0% and 21.3%, respectively, of total loan origination volume). Home purchases volume during the three months ended March 31, 2015 and 2014 was $1.7 billion and $1.5 billion, respectively, a 15.0% increase. Improvement in the mortgage origination segment was partially offset by changes in the fair value of the MSR asset and the related derivatives, which resulted in a loss of $5.0 million during the three months ended March 31, 2015. Net insurance premiums earned decreased to $39.6 million in the first quarter of 2015 from $40.3 million in the first quarter of 2014, which was primarily attributable to previously discussed efforts to manage and diversify its business concentrations and products to minimize the effects of future weather-related events. Advisory fees and commissions from our broker-dealer segment increased $46.6 million to $68.0 million in the first quarter of 2015, primarily due to the operations acquired in the SWS Merger as well as increased volumes in our non-profit housing program and on higher revenues from advising public finance clients.

For the first quarter of 2015, noninterest expense was $314.5 million compared to $212.6 million in the first quarter of 2014, a 47.9% increase. Employees’ compensation and benefits increased $76.1 million, or 71.5%, to $182.6 million in the first quarter of 2015, primarily due to operations acquired in the SWS Merger as well as increased variable compensation tied to the mortgage origination and broker-dealer segments. Loss and loss adjustment expenses increased to $18.9 million in the first quarter of 2015 from $18.3 million in the first quarter of 2014, while policy acquisition and other underwriting expenses remained unchanged at $11.7 million during the first quarter of 2015 compared to the same quarter a year ago. Occupancy and equipment expense increased by $2.8 million from the first quarter of 2014 to $29.2 million in the first quarter of 2015 and other noninterest expense increased by $22.3 million from the first quarter of 2014 to $72.2 million in the first quarter of 2015. Amortization of identifiable intangibles from purchase accounting was $2.8 million for the first quarter of 2015. In connection with the SWS Merger, we incurred $5.6 million in pre-tax transaction costs and pre-tax integration related costs associated with employee expenses and professional fees were $4.0 million and $0.4 million, respectively, during the three months ended March 31, 2015.

For the first quarter of 2015, the provision for loan losses was $2.7 million, compared to $3.2 million for the first quarter of 2014. The first quarter of 2015 provision was comprised of charges relating to newly originated loans and acquired loans without credit impairment at acquisition of $3.4 million, partially offset by the recapture of charges on purchased credit impaired (“PCI”) loans of $0.7 million. Net charge-offs on non-covered loans for the first quarter of 2015 were $0.5 million, and the allowance for non-covered loan losses was $39.4 million, or 0.81% of total non-covered loans at March 31, 2015. Non-covered, non-performing assets at March 31, 2015 were $32.8 million, or 0.26% of total assets, compared to $23.2 million, or 0.25% of total assets, at December 31, 2014.

Senior Notes Offering

On April 9, 2015, Hilltop completed an offering of $150.0 million aggregate principal amount of its 5% senior notes due 2025 (“Senior Notes”) in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Senior Notes were offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to persons outside of the United States under Regulation S under the Securities Act. The Senior Notes were issued pursuant to an indenture, dated as of April 9, 2015, by and between Hilltop and U.S. Bank National Association, as trustee. The net proceeds from the offering, after deducting estimated fees and expenses and the initial purchaser’ discounts, were approximately $148 million. Hilltop used the net proceeds of the offering to redeem all of Hilltop’s outstanding Non-Cumulative Perpetual Preferred Stock, Series B at an aggregate liquidation value of $114.1 million, plus accrued but unpaid dividends of $0.4 million and Hilltop will utilize the remainder for general corporate purposes.

Condensed Balance Sheet	March 31,	December 31,	September 30,	June 30,	March 31,
($000s)	2015	2014	2014	2014	2014
Cash and due from banks	694,108	782,473	635,933	673,972	889,950
Securities	1,363,157	1,109,461	1,332,342	1,328,716	1,329,690
Loans held for sale	1,215,308	1,309,693	1,272,813	1,410,873	887,200
Non-covered loans, net of unearned income	4,834,687	3,920,476	3,768,843	3,714,837	3,646,946
Allowance for non-covered loan losses	(39,365)	(37,041)	(39,027)	(36,431)	(34,645)
Non-covered loans, net	4,795,322	3,883,435	3,729,816	3,678,406	3,612,301
Covered loans, net of allowance for loan losses	550,626	638,029	747,514	840,898	909,783
Broker-dealer and clearing organization receivables	2,222,517	167,884	223,679	190,764	174,442
Covered other real estate owned	137,703	136,945	126,798	142,174	152,310
FDIC indemnification asset	107,567	130,437	149,788	175,114	188,736
Premises and equipment, net	215,684	206,991	205,734	201,545	202,155
Other assets	1,260,902	877,068	755,985	753,986	686,865
Total assets	12,562,894	9,242,416	9,180,402	9,396,448	9,033,432

Deposits	7,129,277	6,369,892	6,236,282	6,155,310	6,663,176
Broker-dealer and clearing organization payables	1,951,040	179,042	243,835	227,891	161,888
Short-term borrowings	999,476	762,696	845,984	1,187,193	491,406
Notes payable	108,682	56,684	55,684	55,584	55,465
Other liabilities	592,100	412,863	374,873	373,308	306,284
Total liabilities	10,780,575	7,781,177	7,756,658	7,999,286	7,678,219
Total Hilltop stockholders’ equity	1,781,443	1,460,452	1,422,975	1,396,442	1,354,497
Noncontrolling interest	876	787	769	720	716
Total liabilities & stockholders’ equity	12,562,894	9,242,416	9,180,402	9,396,448	9,033,432

	Three Months Ended
Condensed Income Statement	March 31,	December 31,	September 30,	June 30,	March 31,
($000s)	2015	2014	2014	2014	2014
Interest income	107,669	99,316	93,217	104,408	91,828
Interest expense	14,277	7,802	7,457	5,962	6,407
Net interest income	93,392	91,514	85,760	98,446	85,421
Provision for loan losses	2,687	4,125	4,033	5,533	3,242
Net interest income after provision for loan losses	90,705	87,389	81,727	92,913	82,179
Noninterest income	354,372	213,795	212,135	203,281	170,100
Noninterest expense	314,476	246,768	254,744	251,212	212,629
Income before income taxes	130,601	54,416	39,118	44,982	39,650
Income tax expense	15,420	20,950	14,010	16,294	14,354
Net income	115,181	33,466	25,108	28,688	25,296
Less: Net income attributable to noncontrolling interest	353	325	296	177	110
Income attributable to Hilltop	114,828	33,141	24,812	28,511	25,186
Dividends on preferred stock	1,426	1,425	1,426	1,426	1,426
Income applicable to Hilltop common stockholders	113,402	31,716	23,386	27,085	23,760

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Selected Financial Data	2015	2014	2014	2014	2014
Return on average stockholders’ equity	27.27%	8.55%	6.51%	7.99%	7.65%
Return on average assets	3.72%	1.42%	1.03%	1.24%	1.14%
Net interest margin (taxable equivalent)	3.53%	4.72%	4.38%	5.18%	4.62%
Earnings per common share ($):
Basic	1.13	0.35	0.26	0.30	0.26
Diluted	1.13	0.35	0.26	0.30	0.26
Weighted average shares outstanding (000’s):
Basic	99,741	89,713	89,711	89,709	89,707
Diluted	100,627	90,560	90,558	90,569	90,585
Book value per share ($)	16.63	14.93	14.51	14.22	13.76
Shares outstanding (000’s)	100,286	90,182	90,180	90,181	90,178

	March 31,	December 31,	September 30,	June 30,	March 31,
Capital Ratios	2015	2014	2014	2014	2014

Tier 1 capital (to average quarterly assets):
Bank	11.34%	10.31%	9.95%	9.97%	9.53%
Hilltop	12.68%	14.17%	13.63%	13.51%	13.12%
Common Equity Tier 1 capital (to risk-weighted assets):
Bank	16.46%	NA	NA	NA	NA
Hilltop	18.05%	NA	NA	NA	NA
Tier 1 capital (to risk-weighted assets):
Bank	16.46%	13.74%	13.48%	13.22%	13.47%
Hilltop	20.26%	19.02%	18.57%	18.11%	18.66%
Total capital (to risk-weighted assets):
Bank	17.19%	14.45%	14.21%	13.90%	14.14%
Hilltop	20.82%	19.69%	19.28%	18.79%	19.32%

	Three Months Ended			Three Months Ended
	March 31, 2015			March 30, 2014
	Average	Interest	Annualized	Average	Interest	Annualized
	Outstanding	Earned or	Yield or	Outstanding	Earned or	Yield or
	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets
Loans, gross (1)	$6,354,615	$87,388	5.50%	$5,068,892	$79,744	6.29%
Investment securities - taxable	1,164,030	7,049	2.80%	1,122,241	7,588	2.71%
Investment securities - non-taxable (2)	264,123	2,525	3.84%	183,143	1,861	4.06%
Federal funds sold and securities purchased under agreements to resell	70,449	17	0.10%	26,336	19	0.29%
Interest-bearing deposits in other financial institutions	872,032	574	0.27%	966,921	595	0.25%
Other	2,088,380	10,901	2.11%	188,276	2,640	5.67%
Interest-earning assets, gross	10,813,629	108,454	4.06%	7,555,809	92,447	4.90%
Allowance for loan losses	(41,424)			(36,861)
Interest-earning assets, net	10,772,205			7,518,948
Noninterest-earning assets	1,796,232			1,432,519
Total assets	$12,568,437			$8,951,467

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$5,104,544	$4,315	0.34%	$4,949,212	$3,759	0.31%
Notes payable and other borrowings	2,877,686	9,962	1.40%	664,072	2,648	1.60%
Total interest-bearing liabilities	7,982,230	14,277	0.72%	5,613,284	6,407	0.46%
Noninterest-bearing liabilities
Noninterest-bearing deposits	2,152,610			1,721,403
Other liabilities	725,469			285,121
Total liabilities	10,860,309			7,619,808
Stockholders’ equity	1,707,624			1,331,243
Noncontrolling interest	504			416
Total liabilities and stockholders’ equity	$12,568,437			$8,951,467

Net interest income(2)		$94,177			$86,040
Net interest spread(2)			3.34%			4.44%
Net interest margin(2)			3.53%			4.62%

(1) Average balance includes non-accrual loans.

(2) Annualized taxable equivalent adjustments are based on a 35% tax rate. The adjustment to interest income was $0.8 million and $0.6 million for the three months ended March 31, 2015 and 2014, respectively.

Conference Call Information

Hilltop will host a live webcast and conference call at 8:00 AM Central (9:00 AM Eastern), Thursday, April 30, 2015. Hilltop President and CEO Jeremy B. Ford and other key management members will discuss results for the first quarter of 2015. Interested parties can access the conference call by dialing 1-877-508-9457 (domestic) or 1-412-317-0789 (international). The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has two operating subsidiaries: PlainsCapital Bank and PrimeLending. Under Hilltop Securities Holdings LLC, First Southwest, Southwest Securities and SWS Financial Services provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. Through Hilltop Holdings’ other wholly owned subsidiary, National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company. At March 31, 2015, Hilltop employed approximately 5,300 people and operated approximately 450 locations in 44 states. Hilltop Holdings’ common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com, PlainsCapital.com, Firstsw.com and Swst.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our business strategy, our financial condition, our litigation, our efforts to make strategic acquisitions, our recent acquisition of SWS Group, Inc. (“SWS”) and integration thereof, our revenue, our liquidity and sources of funding, market trends, operations and business, expectations concerning mortgage loan origination volume, expected losses on covered loans and related reimbursements from the Federal Deposit Insurance Corporation (“FDIC”), projected losses on mortgage loans originated, anticipated changes in our revenues or earnings, the effects of government regulation applicable to our operations, the appropriateness of our allowance for loan losses and provision for loan losses, the collectability of loans, our other plans, objectives, strategies, expectations and intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “probable,” “projects,” “seeks,” “should,” “view,” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) risks associated with merger and acquisition integration, including the diversion of management time on acquisition-related issues and our ability to promptly and effectively integrate our businesses with those of SWS and achieve the synergies and value creation contemplated by the acquisition; (ii) our ability to estimate loan losses; (iii) changes in the default rate of our; (iv) risks associated with concentration in real estate related loans; (v) our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the FDIC; (vi) changes in general economic, market and business conditions in areas or markets where we compete; (vii) severe catastrophic events in Texas and other areas of the southern United States; (viii) changes in the interest rate environment; (ix) cost and availability of capital; (x) changes in state and federal laws, regulations or policies affecting one or more of the Company’s business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xi) our ability to use net operating loss carry forwards to reduce future tax payments; (xii) approval of new, or changes in, accounting policies and practices; (xiii) changes in key management; (xiv) competition in our banking, broker-dealer, mortgage origination, and insurance segments from other banks and financial institutions, as well as investment banking and financial advisory firms, mortgage bankers, asset-based non-bank lenders, government agencies and insurance companies; (xv) failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; and (xvi) our ability to use excess cash in an effective manner, including the execution of successful acquisitions. For further discussion of such factors, see the risk factors described in the Hilltop Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.